As filed with the Securities and Exchange Commission on December 17, 2014

Registration No. 333-110304

Registration No. 333-112289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-3

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

TIBCO SOFTWARE INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0449727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3303 Hillview Avenue

Palo Alto, CA 94304

(650) 846-1000

(Address of Principal Executive Offices) (Zip Code)

William R. Hughes

Executive Vice President, Chief Administrative Officer and General Counsel

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

(650) 846-1000

(Name and Address of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of TIBCO Software Inc. (the “Company”) on Form S-3 (collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission: (1) Registration Statement No. 333-110304, filed on November 6, 2003, as amended by Amendment No. 1 to Form S-3 filed on November 26, 2003, Amendment No. 2 to Form S-3 filed on December 24, 2003, Amendment No. 3 to Form S-3 filed on January 12, 2004 and Amendment No. 4 to Form S-3 filed on January 13, 2004, registering 60,000,000 shares of common stock of the Company (the “Common Stock”); and (2) Registration Statement No. 333-112289, filed on January 28, 2004, registering 9,000,000 shares of Common Stock.

On September 27, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Balboa Intermediate Holdings LLC (together with its successors and assigns, “Parent”) and Balboa Merger Sub Inc. (together with is successors and assigns, “Merger Sub”), a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, on December 5, 2014, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, pursuant to the undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to terminate the effectiveness of such Registration Statements and to deregister all shares of Common Stock that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on December 17, 2014.

TIBCO SOFTWARE INC.

By:	/s/ William R. Hughes
Name:	William R. Hughes
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.